Exhibit 99.1

                                 PROMISSORY NOTE

$ 336,610.58                                                      MIAMI, FLORIDA
                                                                  July 30, 2007


      FOR VALUE RECEIVED, CONNECTED MEDIA TECHNOLOGIES, INC., a Delaware corporation having an office at 8- South West 8th Street, Suite 2230, Miami, Florida 33130 ("Borrower"), promises to pay to the order of Roma Financial Services, Inc. having an address at 80 SW 8th Street, Miami, Florida 33130 ("Lender") or to any subsequent Lender hereof, the principal sum of Three Hundred and Thirty Six Thousand Six Hundred and Ten dollars and .58 cents. ($ 336,610.58), or so much as may be outstanding, with interest accruing at a rate of fourteen percent (14.00 %) per annum, with all principal and accrued interest thereon payable in full on the earlier of: (a) Borrower (or its parent corporation) receiving a bridge loan or equity investment that nets proceeds to Borrower (or its parent corporation) of at least $1 million dollars or (b) August 31, 2008.

      At any and all times that amounts are outstanding under this note, Borrower shall grant to Lender, a non-exclusive license to utilize, market and sell products and/or services based upon any and all Intellectual Property owned or licensed by Borrower, subject to mutually agreeable terms and conditions, including the payment of royalties to Borrower which Borrower agrees to utilize for the repayment of the indebtedness represented by the note. If Borrower is unable to repay any amounts owed under this note when due, Lender may, at its option, offset such amounts with payments due to Borrower under the above mentioned license. Lender will register this Note in appropriate venues and Lender and Borrower both agree that this note will be subordinated only to the notes of Cornell Capital, its subsidiaries and affiliates.

      Borrower agrees to pay Lender 1/2 of the interest rate due (7%) every month on the first day of each month starting October 1, 2007 and every month thereafter. Each payment will be for the amount of $1,963.56. The balance of the interest rate (7%) will be accrued and added to the overall Note.

      Lender agrees to pay-off all current liabilities that Borrower has with National Communications Ltd. Lender also agrees to pay-off the balance due to United Bank. The balance, roughly $50,000 is past due and was part of the consideration of buying NatCom Marketing International.


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      The occurrence of any of the following events shall immediately accelerate payment of all remaining principal due and payable under this Note to the date of the occurrence of such event at the option of the Holder hereof:

      1. Any installment of principal and interest due under this Note remains unpaid for ten (10) days after receipt by the Maker of written notice from Holder that payment has not been made.

      2. The institution by or against the undersigned of any proceedings under any law relating to bankruptcy or insolvency.

      3. The assignment by the undersigned for the benefit of its creditors or its attempt to negotiate any plan of composition with any of its creditors.

      The Maker agrees to pay all costs and expenses, including reasonable attorneys' fees, incurred by the Holder of this Note in collecting the amount due it hereunder.

      The Maker waives presentment, demand and protest and all other demands and notices except as set forth in this Note, in connection with the delivery, acceptance, performance, default and enforcement of this Note; and agrees that the time for payment of the Note may be extended at the sole discretion of the Holder hereof without impairing its rights hereunder.

      The rights and remedies expressed herein are cumulative and may be enforced successively, alternately or concurrently, and are not exclusive of any rights or remedies which the Holder may or would otherwise have under the provisions of all applicable laws.

      This Note shall bind the successors and assigns of the undersigned and shall inure to the benefit of the Holder, its successors and assigns.

      This Note shall be governed by and construed in accordance with the laws of the State of Florida.

      All notices and other communications hereunder shall be in writing and shall be deemed to have been fully given if delivered or mailed registered or certified mail, first class, postage prepaid to the addresses set forth at the beginning of this Note.


                                          Connected Media Technologies, Inc

                                            By:    /s/ Isidro Gonzalez

                                            Name:  Isidro Gonzalez

                                            Title: President